MPLX LP Progresses Gulf Coast NGL Strategy
and Reports Full-Year 2024 Results
•Progresses Gulf Coast NGL strategy with announcement of fractionation complex and export terminal
•Full-year 2024 net income attributable to MPLX of $4.3 billion and adjusted EBITDA of $6.8 billion, up 10% and 8%, respectively, year over year
•$3.9 billion of capital returned to unitholders in 2024, reflecting 12.5% quarterly distribution increase and $326 million of unit repurchases
•2025 capital spending outlook of $2.0 billion, anticipating mid-teen returns

FINDLAY, Ohio, Feb. 4, 2025 - MPLX LP (NYSE: MPLX) today reported fourth-quarter 2024 net income attributable to MPLX of $1,099 million, compared with $1,134 million for the fourth quarter of 2023. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,762 million, compared with $1,623 million for the fourth quarter of 2023.

During the quarter, MPLX generated $1,675 million in net cash provided by operating activities, $1,477 million of distributable cash flow, and adjusted free cash flow of $1,324 million. MPLX announced a fourth-quarter 2024 distribution of $0.9565 per common unit, resulting in distribution coverage of 1.5x for the quarter. The leverage ratio was 3.1x at the end of the quarter.

For the full year 2024, MPLX generated $5.9 billion in net cash provided by operating activities, $5.7 billion of distributable cash flow, and $3.9 billion of adjusted free cash flow, compared to $5.4 billion, $5.3 billion, and $4.1 billion, respectively, in 2023.

"In 2024, we achieved 8% adjusted EBITDA growth," said Maryann Mannen, MPLX president and chief executive officer. "As part of our 2025 plan, we are executing our Gulf Coast NGL strategy and other growth projects anchored in the Permian and Marcellus basins. We continue to anticipate mid-teen returns on these projects, which will support mid-single digit adjusted EBITDA growth. This growth is expected to allow us to reinvest in the business and support annual distribution increases in the future."

Financial Highlights (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per unit and ratio data)	2024	2023	2024	2023
Net income attributable to MPLX LP(a)	$1,099	$1,134	$4,317	$3,928
Adjusted EBITDA attributable to MPLX LP(b)	1,762	1,623	6,764	6,269
Net cash provided by operating activities	1,675	1,489	5,946	5,397
Distributable cash flow attributable to MPLX LP(b)	1,477	1,384	5,697	5,340
Distribution per common unit(c)	$0.9565	$0.8500	$3.6130	$3.2500
Distribution coverage(d)	1.5x	1.6x	1.5x	1.6x
Consolidated total debt to LTM adjusted EBITDA(e)	3.1x	3.3x	3.1x	3.3x
Cash paid for common unit repurchases	$100	$—	$326	$—

(a)    The twelve months ended December 31, 2024 includes a $151 million gain from the closing of the strategic transaction combining the Whistler and Rio Bravo natural gas assets. The three and twelve months ended December 31, 2023 include a $92 million gain associated with the acquisition of the remaining interest in a Permian basin joint venture.
(b)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation in the tables that follow.
(c)    Distributions declared by the board of directors of MPLX's general partner.
(d)    DCF attributable to LP unitholders divided by total LP distributions.
(e)    Calculated using face value total debt and LTM adjusted EBITDA. Also referred to as leverage ratio. See reconciliation in the tables that follow.

Segment Results

MPLX revised its reporting segments to Crude Oil and Products Logistics (formerly Logistics and Storage) and Natural Gas and NGL Services (formerly Gathering and Processing) to better reflect the value chains and growth strategy of MPLX's operations.

With the change, certain equity method investments serving natural gas and NGL customers were moved from the Crude Oil and Products Logistics segment into the Natural Gas and NGL Services segment.

All prior periods have been recast for comparability.

(In millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
Segment adjusted EBITDA attributable to MPLX LP (unaudited)	2024	2023	2024	2023
Crude Oil and Products Logistics	$1,123	$1,063	$4,375	$4,134
Natural Gas and NGL Services	639	560	2,389	2,135

Crude Oil and Products Logistics

Crude Oil and Products Logistics segment adjusted EBITDA for the fourth quarter of 2024 increased by $60 million compared to the same period in 2023. The increase was primarily driven by higher rates and throughputs.

Total pipeline throughputs were 5.9 million barrels per day (bpd) in the fourth quarter, an increase of 1% versus the same quarter of 2023. The average pipeline tariff rate was $1.06 per barrel for the quarter, an increase of 9% versus the same quarter of 2023. Terminal throughput was 3.1 million bpd for the quarter, an increase of 3% versus the same quarter of 2023.

Natural Gas and NGL Services

Natural Gas and NGL Services segment adjusted EBITDA for the fourth quarter of 2024 increased by $79 million compared to the same period in 2023, primarily due to increased volumes, including contributions from recently acquired assets in the Utica and Permian basins and growth from equity affiliates.

In the fourth quarter of 2024:
•Gathered volumes averaged 6.7 billion cubic feet per day (bcf/d), an 8% increase from the fourth quarter of 2023.
•Processed volumes averaged 9.9 bcf/d, a 6% increase versus the fourth quarter of 2023.
•Fractionated volumes averaged 683 thousand bpd, a 14% increase versus the fourth quarter of 2023.

In the Marcellus:
•Gathered volumes averaged 1.5 bcf/d in the fourth quarter, a 3% increase versus the fourth quarter of 2023.

•Processed volumes averaged 6.0 bcf/d in the fourth quarter, a 1% decrease versus the fourth quarter of 2023.
•Fractionated volumes averaged 588 thousand bpd in the fourth quarter, a 12% increase versus the fourth quarter of 2023.

Strategic Update
In Natural Gas and NGL Services, MPLX is expanding its Permian to Gulf Coast integrated value chain, progressing long-haul pipeline growth projects to support expected increased producer activity, and investing in Permian and Marcellus processing capacity in response to producer demand. Updates on Natural Gas and NGL Services projects include:
Newly Announced
•A Gulf Coast fractionation complex consisting of two, 150 thousand bpd fractionation facilities adjacent to Marathon Petroleum's (NYSE: MPC) Galveston Bay refinery. The fractionation facilities are expected in service in 2028 and 2029. MPLX is contracting with MPC to purchase offtake from the fractionation complex, which MPC intends to market globally.
•A strategic partnership with ONEOK, Inc. (NYSE: OKE) to develop a 400 thousand bpd LPG export terminal and an associated pipeline, which is anticipated in service in 2028.
•The BANGL NGL pipeline partners have sanctioned an expansion from 250 thousand bpd to 300 thousand bpd, which is anticipated to come online in the second half of 2026. This pipeline will enable liquids to reach MPLX's Gulf Coast fractionation complex.
Ongoing
•The Blackcomb and Rio Bravo pipelines are progressing with an expected in-service date in the second half of 2026. These pipelines are designed to transport natural gas from the Permian to domestic and export markets along the Gulf Coast.
•Secretariat, a 200 million cubic feet per day (mmcf/d) processing plant is expected online in the fourth quarter of 2025. This plant will bring MPLX's gas processing capacity in the Permian basin to 1.4 bcf/d.
•Harmon Creek III, a 300 mmcf/d processing plant and 40 thousand bpd de-ethanizer, is expected online in the second half of 2026. This complex will bring MPLX's processing capacity in the Northeast to 8.1 bcf/d and fractionation capacity to 800 thousand bpd.
In Crude Oil and Products Logistics, MPLX is expanding its crude gathering pipelines in the Permian and Bakken basins, and investing in projects targeted at the expansion or de-bottlenecking of assets.
2025 Capital Outlook
MPLX's capital spending outlook for 2025 is $2.0 billion, consisting of:
•$1.45 billion of Natural Gas and NGL Services growth capital
•$250 million of Crude Oil and Products Logistics growth capital
•$300 million of maintenance capital

Financial Position and Liquidity

As of Dec. 31, 2024, MPLX had $1.5 billion in cash, $2.0 billion available on its bank revolving credit facility, and $1.5 billion available through its intercompany loan agreement with MPC. MPLX's leverage ratio was 3.1x, while the stability of cash flows supports leverage in the range of 4.0x.

The partnership repurchased $100 million of common units held by the public in the fourth quarter of 2024. As of Dec. 31, 2024, MPLX had approximately $520 million remaining available under its unit repurchase authorization.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President Finance and Investor Relations
Brian Worthington, Senior Director, Investor Relations
Isaac Feeney, Director, Investor Relations

Media Contact: (419) 421-3577
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to analyze our performance. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); adjusted free cash flow (Adjusted FCF); and Adjusted FCF after distributions.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. We define Adjusted EBITDA as net income adjusted for: (i) provision for income taxes; (ii) net interest and other financial costs; (iii) depreciation and amortization; (iv) income/(loss) from equity method investments; (v) distributions and adjustments related to equity method investments; (vi) impairment expense; (vii) noncontrolling interests; and (viii) other adjustments, as applicable.

DCF is a financial performance and liquidity measure used by management and by the board of directors of our general partner as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders. We define DCF as Adjusted EBITDA adjusted for: (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) adjusted net interest and other financial costs; (iv) net maintenance capital expenditures; (v) equity method investment capital expenditures paid out; and (vi) other adjustments as deemed necessary.

Adjusted FCF and Adjusted FCF after distributions are financial liquidity measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define Adjusted FCF as net cash provided by operating activities adjusted for: (i) net cash used in investing activities; (ii) cash contributions from MPC; and (iii) cash distributions to noncontrolling interests. We define Adjusted FCF after distributions as Adjusted FCF less base distributions to common and preferred unitholders. We believe that the presentation of Adjusted EBITDA, DCF, Adjusted FCF and Adjusted FCF after distributions provides useful information to investors in assessing our financial condition and results of operations.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

The GAAP measures most directly comparable to Adjusted EBITDA and DCF are net income and net cash provided by operating activities while the GAAP measure most directly comparable to Adjusted FCF and Adjusted FCF after distributions is net cash provided by operating activities. These non-GAAP financial measures should not be considered alternatives to GAAP net income or net cash provided by operating activities as they have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because non-GAAP financial measures may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For a reconciliation of Adjusted EBITDA, DCF, Adjusted FCF, Adjusted FCF after distributions and our leverage ratio to their most directly comparable measures calculated and presented in accordance with GAAP, see the tables below.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, capital expenditure plans, operating cost reduction objectives, and environmental, social and governance ("ESG") goals and targets, including those related to greenhouse gas emissions, biodiversity, diversity, equity and inclusion and ESG reporting. Forward-looking and other statements regarding our ESG goals and targets are not an indication that these statements are material to investors or required to be disclosed in our filings with the Securities Exchange Commission (SEC). In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “endeavor,” “estimate,” “expect,” "focus," “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “progress,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “strive,” “target,” “trends,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas, natural gas liquids (“NGLs”) or renewables, or taxation; volatility in and degradation of general economic, market, industry or business conditions, including as a result of pandemics, other infectious disease outbreaks, natural hazards, extreme weather events, regional conflicts such as hostilities in the Middle East and in Ukraine, inflation or rising interest rates; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay or grow distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products or renewables; changes to the expected construction costs and in service dates of planned and ongoing projects and investments, including pipeline projects and new processing units, and the ability to obtain regulatory and other approvals with respect thereto; the inability or failure of our joint venture partners to fund their share of operations and development activities; the financing and distribution decisions of joint ventures we do not control; the availability of desirable strategic alternatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; our ability to successfully implement our sustainable energy strategy and principles and to achieve our ESG goals and targets within the expected timeframes if at all; changes in government incentives for emission-reduction products and technologies; the outcome of research and development efforts to create future technologies necessary to achieve our ESG plans and goals; our ability to scale projects and technologies on a commercially competitive basis; changes in regional and global economic growth rates and consumer preferences, including consumer support for emission-reduction products and technology; industrial incidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; the imposition of windfall profit taxes, maximum refining margin penalties or minimum inventory requirements on companies operating in the energy industry in California or other jurisdictions; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” and “Disclosures Regarding Forward-Looking Statements” in MPLX’s and MPC's Annual Reports on Form 10-K for the year ended Dec. 31, 2023, and in other filings with the SEC.

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Consolidated Results of Operations (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per unit data)	2024	2023	2024	2023
Revenues and other income:
Operating revenue	$1,376	$1,226	$5,171	$4,877
Operating revenue - related parties	1,464	1,449	5,733	5,557
Income from equity method investments(a)	171	162	802	600
Other income(b)	52	129	227	247
Total revenues and other income	3,063	2,966	11,933	11,281
Costs and expenses:
Operating expenses (including purchased product costs)	835	764	3,203	3,081
Operating expenses - related parties	425	393	1,601	1,577
Depreciation and amortization	324	306	1,283	1,213
General and administrative expenses	104	99	427	379
Other taxes	32	29	131	131
Total costs and expenses	1,720	1,591	6,645	6,381
Income from operations	1,343	1,375	5,288	4,900
Net interest and other financial costs	229	222	921	923
Income before income taxes	1,114	1,153	4,367	3,977
Provision for income taxes	5	9	10	11
Net income	1,109	1,144	4,357	3,966
Less: Net income attributable to noncontrolling interests	10	10	40	38
Net income attributable to MPLX LP	1,099	1,134	4,317	3,928
Less: Series A preferred unitholders interest in net income	6	23	27	94
Less: Series B preferred unitholders interest in net income	—	—	—	5
Limited partners’ interest in net income attributable to MPLX LP	$1,093	$1,111	$4,290	$3,829

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common – basic	$1.07	$1.10	$4.21	$3.80
Common – diluted	$1.07	$1.10	$4.21	$3.80
Weighted average limited partner units outstanding:
Common units – basic	1,018	1,002	1,016	1,001
Common units – diluted	1,019	1,003	1,017	1,002

(a)    The twelve months ended December 31, 2024 includes a $151 million gain from the closing of the strategic transaction combining the Whistler and Rio Bravo natural gas assets (the "Whistler Joint Venture Transaction").
(b)    The three and twelve months ended December 31, 2023 include a $92 million gain associated with the acquisition of the remaining interest in a Permian basin joint venture.

Select Financial Statistics (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except ratio data)	2024	2023	2024	2023
Common unit distributions declared by MPLX LP
Common units (LP) – public	$353	$303	$1,339	$1,152
Common units – MPC	619	550	2,339	2,104
Total GP and LP distribution declared	972	853	3,678	3,256

Preferred unit distributions(a)
Series A preferred unit distributions	6	23	27	94
Series B preferred unit distributions	—	—	—	5
Total preferred unit distributions	6	23	27	99

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(b)	1,762	1,623	6,764	6,269
DCF attributable to LP unitholders(b)	$1,471	$1,361	$5,670	$5,241
Distribution coverage(c)	1.5x	1.6x	1.5x	1.6x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,675	$1,489	$5,946	$5,397
Investing activities	(349)	(525)	(1,995)	(1,252)
Financing activities	$(2,233)	$(876)	$(3,480)	$(3,335)

(a)    Includes MPLX distributions declared on the Series A preferred units as well as distributions earned on the Series B preferred units. Series A preferred unitholders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units. Series B preferred unitholders received a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears. The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(b)    Non-GAAP measure. See reconciliation below.
(c)    DCF attributable to LP unitholders divided by total LP distribution declared.

Financial Data (unaudited)
(In millions, except ratio data)	December 31, 2024	December 31, 2023
Cash and cash equivalents	$1,519	$1,048
Total assets	37,511	36,529
Total debt(a)	20,948	20,431
Redeemable preferred units	203	895
Total equity	$13,807	$12,689
Consolidated debt to LTM adjusted EBITDA(b)	3.1x	3.3x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	370	356

(a)    There were no borrowings on the loan agreement with MPC as of December 31, 2024, or December 31, 2023. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM adjusted EBITDA. Face value total debt was $21,206 million as of December 31, 2024, and $20,706 million as of December 31, 2023.

Operating Statistics (unaudited)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Crude Oil and Products Logistics
Pipeline throughput (mbpd)
Crude oil pipelines	3,831	3,701	4%	3,785	3,772	—%
Product pipelines	2,026	2,078	(3)%	1,997	2,040	(2)%
Total pipelines	5,857	5,779	1%	5,782	5,812	(1)%

Average tariff rates ($ per barrel)
Crude oil pipelines	$1.08	$0.98	10%	$1.03	$0.96	7%
Product pipelines	1.03	0.96	7%	1.00	0.90	11%
Total pipelines	$1.06	$0.97	9%	$1.02	$0.94	9%

Terminal throughput (mbpd)	3,128	3,023	3%	3,131	3,130	—%

Barges at period-end	319	305	5%	319	305	5%
Towboats at period-end	29	29	—%	29	29	—%

Natural Gas and NGL Services Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,538	1,495	3%	1,521	1,389	10%
Utica Operations	338	—	—%	264	—	—%
Southwest Operations	1,788	1,442	24%	1,698	1,369	24%
Bakken Operations	185	182	2%	183	165	11%
Rockies Operations	552	505	9%	560	474	18%
Total gathering throughput	4,401	3,624	21%	4,226	3,397	24%

Natural gas processed (MMcf/d)
Marcellus Operations	4,383	4,392	—%	4,366	4,179	4%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	2,020	1,537	31%	1,844	1,466	26%
Southern Appalachia Operations	206	207	—%	215	216	—%
Bakken Operations	183	182	1%	182	163	12%
Rockies Operations	596	515	16%	616	483	28%
Total natural gas processed	7,388	6,833	8%	7,223	6,507	11%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	588	523	12%	565	530	7%
Utica Operations(b)	—	—	—%	—	—	—%
Southern Appalachia Operations	12	12	—%	12	11	9%
Bakken Operations	19	22	(14)%	20	20	—%
Rockies Operations	5	3	67%	5	3	67%
Total C2 + NGLs fractionated	624	560	11%	602	564	7%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region processing and fractionation operations only include partnership-operated equity method investments and thus do not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Natural Gas and NGL Services Operating Statistics (unaudited) - Operated(a)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,538	1,495	3%	1,521	1,389	10%
Utica Operations	2,608	2,196	19%	2,544	2,338	9%
Southwest Operations	1,788	1,762	1%	1,698	1,772	(4)%
Bakken Operations	185	182	2%	183	165	11%
Rockies Operations	615	617	—%	633	593	7%
Total gathering throughput	6,734	6,252	8%	6,579	6,257	5%

Natural gas processed (MMcf/d)
Marcellus Operations	6,006	6,041	(1)%	5,974	5,773	3%
Utica Operations	923	653	41%	832	564	48%
Southwest Operations	2,020	1,777	14%	1,844	1,772	4%
Southern Appalachia Operations	206	207	—%	215	216	—%
Bakken Operations	183	182	1%	182	163	12%
Rockies Operations	596	515	16%	616	483	28%
Total natural gas processed	9,934	9,375	6%	9,663	8,971	8%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	588	523	12%	565	530	7%
Utica Operations	59	39	51%	52	33	58%
Southern Appalachia Operations	12	12	—%	12	11	9%
Bakken Operations	19	22	(14)%	20	20	—%
Rockies Operations	5	3	67%	5	3	67%
Total C2 + NGLs fractionated	683	599	14%	654	597	10%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2024	2023	2024	2023
Crude Oil and Products Logistics segment adjusted EBITDA attributable to MPLX LP	$1,123	$1,063	$4,375	$4,134
Natural Gas and NGL Services segment adjusted EBITDA attributable to MPLX LP	639	560	2,389	2,135
Adjusted EBITDA attributable to MPLX LP	1,762	1,623	6,764	6,269
Depreciation and amortization	(324)	(306)	(1,283)	(1,213)
Net interest and other financial costs	(229)	(222)	(921)	(923)
Income from equity method investments	171	162	802	600
Distributions/adjustments related to equity method investments	(257)	(223)	(928)	(774)
Gain on sales-type leases and equity method investments	—	92	—	92
Adjusted EBITDA attributable to noncontrolling interests	11	11	44	42
Garyville incident response recoveries (costs)	—	47	—	(16)
Other(a)	(25)	(40)	(121)	(111)
Net income	$1,109	$1,144	$4,357	$3,966

(a)     Includes unrealized derivative gain/(loss), equity-based compensation, provision for income taxes, and other miscellaneous items.

Reconciliation of Segment Adjusted EBITDA to Income from Operations (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2024	2023	2024	2023
Crude Oil and Products Logistics
Segment adjusted EBITDA	$1,123	$1,063	4,375	4,134
Depreciation and amortization	(133)	(131)	(526)	(530)
Income from equity method investments	56	79	269	270
Distributions/adjustments related to equity method investments	(97)	(97)	(347)	(307)
Garyville incident response recoveries (costs)	—	47	—	(16)
Other	(15)	(12)	(55)	(39)

Natural Gas and NGL Services
Segment adjusted EBITDA	639	560	2,389	2,135
Depreciation and amortization	(191)	(175)	(757)	(683)
Income from equity method investments	115	83	533	330
Distributions/adjustments related to equity method investments	(160)	(126)	(581)	(467)
Gain on sales-type leases and equity method investments	—	92	—	92
Adjusted EBITDA attributable to noncontrolling interests	11	11	44	42
Other	(5)	(19)	(56)	(61)

Income from operations	$1,343	$1,375	$5,288	$4,900

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to LP Unitholders from Net Income (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2024	2023	2024	2023
Net income	$1,109	$1,144	$4,357	$3,966
Provision for income taxes	5	9	10	11
Net interest and other financial costs	229	222	921	923
Income from operations	1,343	1,375	5,288	4,900
Depreciation and amortization	324	306	1,283	1,213
Income from equity method investments	(171)	(162)	(802)	(600)
Distributions/adjustments related to equity method investments	257	223	928	774
Gain on sales-type leases and equity method investments	—	(92)	—	(92)
Garyville incident response (recoveries) costs	—	(47)	—	16
Other	20	31	111	100
Adjusted EBITDA	1,773	1,634	6,808	6,311
Adjusted EBITDA attributable to noncontrolling interests	(11)	(11)	(44)	(42)
Adjusted EBITDA attributable to MPLX LP	1,762	1,623	6,764	6,269
Deferred revenue impacts	25	32	31	97
Sales-type lease payments, net of income	12	3	32	12
Adjusted net interest and other financial costs(a)	(216)	(209)	(867)	(859)
Maintenance capital expenditures, net of reimbursements	(86)	(57)	(206)	(150)
Equity method investment maintenance capital expenditures paid out	(7)	(4)	(18)	(15)
Other	(13)	(4)	(39)	(14)
DCF attributable to MPLX LP	1,477	1,384	5,697	5,340
Preferred unit distributions(b)	(6)	(23)	(27)	(99)
DCF attributable to LP unitholders	$1,471	$1,361	$5,670	$5,241

(a)    Represents Net interest and other financial costs, excluding gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Includes MPLX distributions declared on the Series A preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually). The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Income to Last Twelve Month (LTM) adjusted EBITDA (unaudited)	Last Twelve Months
	December 31,
(In millions)	2024	2023
LTM Net income	$4,357	$3,966
Provision for income taxes	10	11
Net interest and other financial costs	921	923
LTM income from operations	5,288	4,900
Depreciation and amortization	1,283	1,213
Income from equity method investments	(802)	(600)
Distributions/adjustments related to equity method investments	928	774
Gain on sales-type leases and equity method investments	—	(92)
Garyville incident response costs	—	16
Other	111	100
LTM Adjusted EBITDA	6,808	6,311
Adjusted EBITDA attributable to noncontrolling interests	(44)	(42)
LTM Adjusted EBITDA attributable to MPLX LP	6,764	6,269
Consolidated total debt(a)	$21,206	$20,706
Consolidated total debt to LTM adjusted EBITDA(b)	3.1x	3.3x

(a)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated total debt includes long-term debt due within one year and outstanding borrowings, if any, under the loan agreement with MPC.
(b)    Also referred to as our leverage ratio.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2024	2023	2024	2023
Net cash provided by operating activities	$1,675	$1,489	$5,946	$5,397
Changes in working capital items	(186)	(93)	(241)	(169)
All other, net	8	31	(5)	39
Loss on extinguishment of debt	—	—	—	9
Adjusted net interest and other financial costs(a)	216	209	867	859
Other adjustments related to equity method investments	27	13	102	38
Garyville incident response (recoveries) costs	—	(47)	—	16
Other	33	32	139	122
Adjusted EBITDA	1,773	1,634	6,808	6,311
Adjusted EBITDA attributable to noncontrolling interests	(11)	(11)	(44)	(42)
Adjusted EBITDA attributable to MPLX LP	1,762	1,623	6,764	6,269
Deferred revenue impacts	25	32	31	97
Sales-type lease payments, net of income	12	3	32	12
Adjusted net interest and other financial costs(a)	(216)	(209)	(867)	(859)
Maintenance capital expenditures, net of reimbursements	(86)	(57)	(206)	(150)
Equity method investment maintenance capital expenditures paid out	(7)	(4)	(18)	(15)
Other	(13)	(4)	(39)	(14)
DCF attributable to MPLX LP	1,477	1,384	5,697	5,340
Preferred unit distributions(b)	(6)	(23)	(27)	(99)
DCF attributable to LP unitholders	$1,471	$1,361	$5,670	$5,241

(a)    Represents net interest and other financial costs, excluding gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Includes MPLX distributions declared on the Series A preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually). The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow after Distributions (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2024	2023	2024	2023
Net cash provided by operating activities(a)	$1,675	$1,489	$5,946	$5,397
Adjustments to reconcile net cash provided by operating activities to adjusted free cash flow
Net cash used in investing activities(b)	(349)	(525)	(1,995)	(1,252)
Contributions from MPC	9	11	35	31
Distributions to noncontrolling interests	(11)	(11)	(44)	(41)
Adjusted free cash flow	1,324	964	3,942	4,135
Distributions paid to common and preferred unitholders	(980)	(877)	(3,603)	(3,296)
Adjusted free cash flow after distributions	$344	$87	$339	$839

(a)    The three months ended December 31, 2024 and December 31, 2023 include working capital draws of $186 million and $93 million, respectively. The twelve months ended December 31, 2024 and December 31, 2023 include working capital draws of $241 million and $169 million, respectively.
(b)    The twelve months ended months ended December 31, 2024 includes $622 million, net of cash acquired, related to the purchase of additional ownership interest in existing joint ventures and gathering assets in the Utica, $210 million and $18 million related to the acquisition of additional interests in BANGL, LLC and Wink to Webster Pipeline LLC, respectively, a contribution of $92 million to fund our share of a debt repayment by a joint venture and a $134 million cash distribution received in connection with the Whistler Joint Venture Transaction.

Capital Expenditures (unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2024	2023	2024	2023
Capital Expenditures:
Growth capital expenditures	$227	$283	$796	$838
Growth capital reimbursements	(51)	(46)	(115)	(165)
Investments in unconsolidated affiliates(a)	50	8	236	98
Return of capital	(8)	(3)	(12)	(3)
Capitalized interest	(4)	(4)	(16)	(14)
Total growth capital expenditures(b)	214	238	889	754
Maintenance capital expenditures	103	68	254	181
Maintenance capital reimbursements	(17)	(11)	(48)	(31)
Capitalized interest	(1)	—	(3)	(1)
Total maintenance capital expenditures	85	57	203	149

Total growth and maintenance capital expenditures	299	295	1,092	903
Investments in unconsolidated affiliates(a)	(50)	(8)	(236)	(98)
Return of capital	8	3	12	3
Growth and maintenance capital reimbursements(c)	68	57	163	196
(Increase)/Decrease in capital accruals	(22)	(76)	6	(82)
Capitalized interest	5	4	19	15
Additions to property, plant and equipment	$308	$275	$1,056	$937

(a)    Investments in unconsolidated affiliates for the twelve months ended December 31, 2024 exclude $210 million and $18 million related to the acquisition of additional interests in BANGL, LLC and Wink to Webster Pipeline LLC, respectively. Investments in unconsolidated affiliates and additions to property, plant and equipment, net are shown as separate lines within investing activities in the Consolidated Statements of Cash Flows.
(b)    Total growth capital expenditures for the twelve months ended December 31, 2024 exclude $622 million of acquisitions, net of cash acquired, and a $134 million cash distribution received in connection with the Whistler Joint Venture Transaction. Total growth capital expenditures for the three and twelve months ended December 31, 2023 exclude $246 million of acquisitions.
(c)    Growth capital reimbursements are generally included in changes in deferred revenue within operating activities in the Consolidated Statements of Cash Flows. Maintenance capital reimbursements are included in the Contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.